Exhibit 1.3

  ACCENTURE LTD

July __, 2001

Salomon Smith Barney Inc.
388 Greenwich Street
New York, New York 10013

Re:      Accenture Ltd Directed Share Program

Ladies and Gentlemen:

        Reference is made to the Underwriting Agreement dated July __, 2001 (the "U.S. Underwriting Agreement") among Accenture Ltd (the "Company"), Accenture SCA ("SCA") and Goldman, Sachs & Co., Morgan Stanley & Co. Incorporated, Credit Suisse First Boston Corporation, Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc. ("SSB"), Banc of America Securities LLC, Lehman Brothers Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, UBS Warburg LLC and ABN AMRO Rothschild LLC, as representatives of the underwriters listed on Schedule I thereto; and to the Underwriting Agreement dated July __, 2001 (the "International Underwriting Agreement") among the Company, SCA and Goldman Sachs International, Morgan Stanley & Co. International Limited, Credit Suisse First Boston (Europe) Limited, Deutsche Banc Alex. Brown Inc., J.P. Morgan Securities Inc., Salomon Smith Barney Inc., Banc of America Securities Limited, Lehman Brothers Inc., Merrill Lynch International, UBS AG, acting through its business group UBS Warburg and ABN AMRO Rothschild, as representatives of the underwriters listed on Schedule I thereto. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the U.S. Underwriting Agreement.

        As part of the offerings contemplated by the U.S. Underwriting Agreement and the International Underwriting Agreement, the underwriters have agreed to reserve out of the Firm Shares set forth on Schedule I to the U.S. Underwriting Agreement and on Schedule I to the International Underwriting Agreement an aggregate of 3,000,000 Firm Shares for sale to the Company's retired partners (the "Participants") as set forth in the Prospectus under the heading "Underwriting" (the "Directed Share Program"). The Firm Shares to be sold by SSB pursuant to the Directed Share Program (the "Directed Shares") will be sold by SSB pursuant to the U.S. Underwriting Agreement, the International Underwriting Agreement and this Agreement at the public offering price as set forth in the prospectus. Any Directed Shares not orally confirmed for purchase by any Participants by 6:00 a.m. on the business day immediately following the date on which the U.S. Underwriting Agreement, the International Underwriting Agreement and this Agreement are executed will be offered to the public by SSB as set forth in the Prospectus.

        In order to induce SSB to conduct the Directed Share Program, and in addition to and without limiting the representations, warranties, covenants and agreements of the Company and SCA contained in the U.S. Underwriting Agreement and the International Underwriting Agreement, the Company and SCA hereby agree with SSB as follows:

        1. Representations and Warranties.

        Neither the Company nor SCA has offered, or caused SSB to offer, Directed Shares to any person pursuant to the Directed Share Program with the specific intent to unlawfully influence (i) a customer or supplier of the Company or SCA to alter the customer's or supplier's level or type of business with the Company or SCA, or (ii) a trade journalist or publication to write or publish favorable information about the Company, SCA or its products or services.

        2. Covenants.

        (a) Subject to the next sentence, in connection with the Directed Share Program, the Company will ensure that the Directed Shares will be restricted to the extent required by the National Association of Securities Dealers, Inc. (the "NASD") or the NASD rules from sale, transfer, assignment, pledge or hypothecation for a period of three months following the date of the effectiveness of the Registration Statement. SSB will notify the Company as to which Participants will need to be so restricted. The Company will direct the removal of such transfer restrictions upon the expiration of such period of time.

        (b) The Company and SCA will pay (i) stamp duties, similar taxes or duties or other taxes, if any, incurred by the Underwriters in connection with the Directed Share Program and (ii) to the extent SSB incurs out-of-pocket expenses in excess of $25,000 with respect to fees and disbursements of counsel in Canada, France, Indonesia, Philippines, South Africa, Spain, Nigeria and Greece, such excess out-of-pocket expenses.

  3. Indemnification.

        In addition to the provisions of Section 8 of the U.S. Underwriting Agreement and of Section 8 in the International Underwriting Agreement:

        (a) The Company and SCA agree to indemnify and hold harmless SSB, the directors, officers, employees and agents of SSB and each person, who controls SSB within the meaning of either the Act or the Exchange Act ("SSB Entities"), from and against any and all losses, claims, damages and liabilities to which they may become subject under the Act, the Exchange Act or other Federal or state statutory law or regulation, at common law or otherwise (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim), insofar as such losses, claims damages or liabilities (or actions in respect thereof) (i) arise out of or are based upon any untrue statement or alleged untrue statement of a material fact contained in the prospectus wrapper material prepared by or with the consent of the Company or SCA for distribution in foreign jurisdictions in connection with the Directed Share Program attached to the Prospectus or any preliminary prospectus, or arise out of or are based upon any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statement therein, when considered in conjunction with the Prospectus or any applicable preliminary prospectus, not misleading; (ii) are caused by the failure of any Participant to pay for and accept delivery of the Directed Shares allocated by the Company or SCA to such Participant; or (iii) relate to, arise out of, or occur in connection with the Directed Share Program, provided that, in the case of clause (i) the Company and SCA will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company or SCA by or on behalf of SSB specifically for inclusion therein and that in the case of clause (iii) the Company and SCA will not be liable to the extent that such loss, claim, damage or liability results from the gross negligence or willful misconduct of SSB.

        (b) The Company and SCA shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to one separate firm of local attorneys in each such jurisdiction) at any time for all such indemnified parties, which firms shall be designated in writing by SSB. In case any such action shall be brought  against any indemnified party and it shall notify the Company and SCA of the commencement thereof, the Company and SCA shall be entitled to participate therein and, to the extent that they shall wish, to assume the defense thereof, with counsel satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the Company or SCA), and, after notice from the Company and/or SCA to such indemnified party of its or their election so to assume the defense thereof, the Company and SCA shall not be liable to such indemnified party for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such indemnified party, in connection with the defense thereof other than reasonable costs of investigation. If the Company or SCA do not assume the defense of such action, it is understood that the Company and SCA shall not, in connection with any one such action or separate but substantially similar or related actions in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to one separate firm of local attorneys in each such jurisdiction) at any time for all such indemnified parties, which firms shall be designated in writing by SSB. The Company and SCA shall not be liable for any settlement of an action or claim for monetary damages which an indemnified party may effect without the consent of the indemnifying party, which consent shall not be unreasonably withheld.

  4. Applicable Law.

        This Agreement shall be governed by and construed in accordance with the laws of the State of New York. The Company and SSB agree to waive trial by jury in any action, proceeding or counterclaim brought by or on behalf of either party with respect to any matter whatsoever relating to or arising out of any actual or proposed transaction or the engagement of or performance by SSB hereunder.

  5. Miscellaneous.

        This Agreement is for the benefit of SSB and is enforceable to the same extent as if fully set forth in the U.S. Underwriting Agreement and in the International Underwriting Agreement. This Agreement may be signed in one or more counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement.

Very truly yours,

Accenture Ltd

By:......................................
Name:
Title:

Accenture SCA, represented by its general partner, Accenture Ltd, itself represented by its duly authorized signatory

By:......................................
Name:

Accepted as of the date hereof:

Salomon Smith Barney Inc.

By:......................................
     Name:
     Title: